UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 3, 2020 (December 30, 2019)

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	NSP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2019, the Board of Directors of Insperity, Inc. (the “Company”) approved the Insperity, Inc. Executive Severance Plan (the “Severance Plan”), which provides for severance benefits to the Company’s named executive officers and other officers who are members of the Company’s Management Team (currently, an aggregate of 13 employees) who enter into participation agreements under the Severance Plan (the “Eligible Employees”). Eligible Employees may become entitled to severance benefits under the Severance Plan in the event the employee is terminated involuntarily by the Company without Cause (as defined in the Severance Plan) prior to or after a Change in Control of the Company (as defined in the Severance Plan) or resigns employment due to Good Reason (as defined in the Severance Plan) after a Change in Control (collectively, a “Qualifying Termination”). Severance benefits under the Severance Plan are determined based on an Eligible Employee’s “Tier” and whether the termination of employment occurs before or after a Change in Control.

In the event an Eligible Employee is terminated without cause and not in connection with a Change in Control, and the Eligible Employee timely executes a release of claims and complies with applicable restrictive covenants, the Eligible Employee will be entitled to: (1) cash installment payments at the rate of the Eligible Employee’s base salary as of the date of termination (“Severance”) over a period of 24 months, 18 months or 12 months, as applicable, for a Tier 1, Tier 2 or Tier 3 Eligible Employee, respectively; (2) the Eligible Employee’s target bonus under the Company’s Annual Incentive Program prorated to reflect the Eligible Employee’s time of employment during the year in which the termination without cause occurs, which is payable when annual bonuses are paid to the Company’s active employees; and (3) subject to the Eligible Employee’s election, continued health and welfare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at a cost to the employee of no greater than the cost during the Eligible Employee’s active employment, for a period of 24 months, 18 months or 12 months, as applicable, to the Eligible Employee’s Tier, or, if earlier, that date the Eligible Employee is eligible for health and welfare coverage from a subsequent employer.

In the event an Eligible Employee has a Qualifying Termination within eighteen months after a Change in Control, and the Eligible Employee timely executes a release of claims and complies with applicable restrictive covenants, the Eligible Employee will be entitled to: (1) a lump sum cash payment equal to the Eligible Employee’s base salary and target annual bonus as of the date of termination multiplied by 2.5, 2.0 or 1.5, as applicable, for a Tier 1, Tier 2 or Tier 3 Eligible Employee, respectively;

and (2) subject to the Eligible Employee’s election, continued health and welfare coverage under COBRA, at a cost to the Eligible Employee of no greater than the cost during the Eligible Employee’s active employment, for a period of 30 months, 24 months or 18 months, as applicable, to the Eligible Employee’s Tier, or, if earlier, that date the Eligible Employee is eligible for health and welfare coverage from a subsequent employer.

The Severance Plan provides that equity and long-term incentive awards will be treated in accordance with the applicable plan and award agreement terms upon a termination of employment.

Severance benefits under the Severance Plan are subject to the Eligible Employee’s compliance with non-solicitation restrictions for 24 months after termination for all Eligible Employees and non-competition restrictions that apply for 24 months after termination for Tier 1 and Tier 2 Eligible Employees and 18 months after termination for Tier 3 Eligible Employees.

Each of our named executive officers will be offered the opportunity to enter into a participation agreement under the Severance Plan and have been designated to be in the Tier indicated below:

Named Executive Officer	Severance Plan “Tier”
Paul A. Sarvadi	1
Douglas S. Sharp	2
A. Steve Arizpe	2
Jay E. Mincks	2
Daniel D. Herink	2

The foregoing description is only a summary of the Severance Plan and Participation Agreement and is qualified in its entirety by the Severance Plan and Participation Agreement, which are filed as Exhibits 99.1 and 99.2 to this Current Report.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	—	Insperity, Inc. Executive Severance Plan, effective as of December 30, 2019.
99.2	—	Participation Agreement to Insperity, Inc. Executive Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:	/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal, General Counsel and Secretary

Date: January 3, 2020